Exhibit 99.1

WD-40 Company Reports THIRD Quarter 2013 sales and EARNINGS

SAN DIEGO-July 8, 2013/PR Newswire/ ― WD-40 Company (Nasdaq: WDFC) today reported net sales for the third quarter ended May 31,  2013 of $93.1 million, an increase of 7% from the third quarter last fiscal year. Year-to-date net sales were $275.1 million, up 7% from the same period last fiscal year.

Net income for the third quarter was $10.3 million, an increase of 12% compared to the prior year fiscal quarter. Year-to-date net income was $31.7 million, an increase of 19% from the prior fiscal year period.

Summary

Third quarter multi-purpose maintenance products sales, which include the WD-40®, 3-IN-ONE® and BLUE WORKS® brands were  $82.2 million, up 12% from the prior year fiscal quarter,  and $239.4 million year-to-date, up 11% from the same period last fiscal year.  The multi-purpose maintenance products are considered a primary focus for the Company.  Homecare and cleaning products sales, which include all other brands, were $10.9 million for the third quarter, down 18%,   and were $35.7 million year-to-date, down 15%, both as compared to the prior fiscal year periods.  The U.S. homecare and cleaning products are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as the multi-purpose maintenance products sales grow.

Americas segment sales in the third quarter were $47.6 million, up 8% compared to the third quarter last fiscal year and were $133.3 million year-to-date,  up 2% compared to the prior fiscal year period. Europe segment sales in the third quarter were $32.5 million, up 8% and were $100.1 million year-to-date, up 13%  compared to the same periods last fiscal year. Asia-Pacific segment sales remained constant at $13.0 million in the third quarter and were $41.7 million year-to-date, up 7% compared to the same period last fiscal year.

Diluted earnings per share were $0.66 in the third quarter, compared to $0.57 per share for the same quarter of the prior fiscal year. Year-to-date diluted earnings per share were $2.01 compared to $1.64 in the same period last fiscal year.

"We are pleased with our performance across the globe this past fiscal year, and have confidence in our ability to continue to leverage the WD-40 shield and to create solid growth in our core product lines,” said Garry Ridge, WD-40 Company president and chief executive officer. “As we continue to celebrate our 60th anniversary as a company, we are thinking big about our future as we strive to maintain growth in our multi-purpose maintenance products lines and implement our strategic initiatives.”

Net sales by segment as a percent of total net sales were as follows: for the Americas, 51% for the third quarter and 49% year-to-date; for Europe, 35% for the third quarter and 36% year-to-date; and, for Asia-Pacific, 14% for the third quarter and 15% year-to-date.

“Our performance in Europe is in line with our expectations and we are seeing the rebound we have been expecting as we keep our focus on long-term growth,” Ridge said.  “We also continue to see long-term opportunities throughout Asia, particularly in China, but there will always be a lot of ups and downs due to the timing of promotional programs, shifting economic growth patterns and varying industrial activities in China. Despite a slight decline in sales in China so far this year, we continue to make more people aware of our products and make them easier to buy, each and every day.”

Gross margin was 51.3% in the third quarter compared to 49.5% in the same quarter last fiscal year. Year-to-date, gross margin was 50.8%, compared to 49.1% in the same period last fiscal year.

“We have been working to get our gross margin above fifty percent and are pleased with our progress," Ridge said. "During the quarter we saw improvements in gross margin from price increases, lower promotional allowances, changes we have made in our supply chain and foreign currency exchange rates, offset by higher input costs and our mix of sales."

Selling, general and administrative expenses were up 13% in the third quarter to $25.7 million and were up 11% year-to-date to $74.9 million as compared to the same periods last fiscal year.

Advertising and sales promotion expenses were down 1% in the third quarter to $6.6 million compared to the same period last fiscal year and were down 8% year-to-date to $18.0 million compared to the same period last fiscal year.

The WD-40 Specialist® product line was launched in fiscal year 2012 and was expanded into additional countries in the first half of fiscal year 2013. During the second quarter of fiscal year 2013, the company launched three additional products in the WD-40 Specialist line. The company also recently launched the WD-40 Specialist Motor Bike line in the U.K. as well.

“We are pleased with the overall performance of the WD-40 Brand and how the WD-40 Specialist line and the power of the shield have helped us grow our business in the multi-purpose maintenance category,” Ridge said. “We know it is working as an overall strategy due to the growth we have been able to generate for these new products and the growth of the WD-40 Multi-use Product at the same time."

As we continue our innovation efforts we expect to see success from the products we already have in the marketplace, products we plan to launch within the next year and our long-term opportunities for new product and category introductions," Ridge added.

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Tuesday,  June 18, 2013 the regular quarterly cash dividend $0.31 per share payable on July 31, 2013 to shareholders of record on July 16, 2013. The board of directors also approved a new share buy-back plan on June 18, 2013, which authorizes the Company to acquire up to $60.0 million of its outstanding shares effective from August 1, 2013 through August 31, 2015.

On December 13, 2011, the board of directors authorized a buyback up to $50.0 million of the Company’s outstanding shares expiring on December 12, 2013. During the third quarter of 2013, WD-40 Company acquired an additional $9.8 million in shares, bringing the total purchased under this share buy-back plan to $43.5 million.

Revised Fiscal Year 2013 Guidance

WD-40 Company now expects fiscal year 2013 net sales of $356.0 million to $370.0 million. The Company expects net income of $37.6 million to $39.0 million and diluted earnings per share of $2.40 to $2.48 for fiscal year 2013 based on an estimated 15.7 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 51%.  The Company expects advertising and promotion expenses of 6.5% to 7.5% of net sales.  This guidance is based on using average fiscal year 2012 foreign currency exchange rates.

More detailed information will be available in WD-40 Company's Form 10-Q which will be filed on July 9, 2013.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of "doer" and "on-the-job" users by leveraging and building the brand fortress of the company. The company markets multi-purpose maintenance products  – under the WD-40®, and 3-IN-ONE® and BLUE WORKS® brand names.  The company also markets homecare and cleaning brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in 187 countries worldwide and recorded sales of $343 million in fiscal year 2012. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company's outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, the introduction of new product lines and fluctuating global market conditions, including exchange rates, both in the United States and internationally. The company's expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company's expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31,	August 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$52,273	$69,719
Short-term investments	35,188	1,033
Trade accounts receivable, less allowance for doubtful
accounts of $677 and $391 at May 31, 2013
and August 31, 2012, respectively	56,969	55,491
Inventories	33,925	29,797
Current deferred tax assets, net	5,532	5,551
Other current assets	4,074	4,526
Total current assets	187,961	166,117
Property and equipment, net	8,459	9,063
Goodwill	95,148	95,318
Other intangible assets, net	26,113	27,685
Other assets	2,810	2,687
Total assets	$320,491	$300,870

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$21,049	$21,242
Accrued liabilities	16,144	16,492
Revolving credit facility	63,000	45,000
Accrued payroll and related expenses	11,010	5,904
Income taxes payable	567	807
Total current liabilities	111,770	89,445
Long-term deferred tax liabilities, net	25,244	24,007
Deferred and other long-term liabilities	2,065	1,956
Total liabilities	139,079	115,408

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,346,260 and 19,208,845 shares issued at May 31, 2013 and August 31,
2012, respectively; and 15,399,910 and 15,697,534 shares outstanding at
May 31, 2013 and August 31, 2012, respectively	19	19
Additional paid-in capital	130,878	126,210
Retained earnings	210,674	193,265
Accumulated other comprehensive loss	(6,560)	(2,727)
Common stock held in treasury, at cost ― 3,946,350 and 3,511,311
shares at May 31, 2013 and August 31, 2012, respectively	(153,599)	(131,305)
Total shareholders' equity	181,412	185,462
Total liabilities and shareholders' equity	$320,491	$300,870

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2013	2012	2013	2012

Net sales	$93,103	$87,022	$275,079	$257,933
Cost of products sold	45,319	43,940	135,442	131,370
Gross profit	47,784	43,082	139,637	126,563

Operating expenses:
Selling, general and administrative	25,662	22,736	74,947	67,280
Advertising and sales promotion	6,641	6,702	17,978	19,465
Amortization of definite-lived
intangible assets	523	504	1,454	1,669
Total operating expenses	32,826	29,942	94,379	88,414

Income from operations	14,958	13,140	45,258	38,149

Other income (expense):
Interest income	105	61	362	182
Interest expense	(182)	(159)	(483)	(484)
Other (expense) income, net	(94)	(170)	493	(342)
Income before income taxes	14,787	12,872	45,630	37,505
Provision for income taxes	4,520	3,736	13,958	10,993
Net income	$10,267	$9,136	$31,672	$26,512

Earnings per common share:
Basic	$0.66	$0.57	$2.02	$1.65
Diluted	$0.66	$0.57	$2.01	$1.64

Shares used in per share calculations:
Basic	15,460	15,872	15,579	15,966
Diluted	15,561	16,008	15,682	16,094
Dividends declared per common share	$0.31	$0.29	$0.91	$0.85

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2013	2012
Operating activities:
Net income	$31,672	$26,512
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	3,765	3,691
Net (gains) losses on sales and disposals of property
and equipment	(12)	4
Deferred income taxes	451	664
Excess tax benefits from settlements of stock-based equity awards	(666)	(449)
Stock-based compensation	1,859	2,169
Unrealized foreign currency exchange losses, net	1,326	1,128
Provision for bad debts	399	83
Changes in assets and liabilities:
Trade accounts receivable	(4,395)	2,381
Inventories	(4,421)	(8,451)
Other assets	144	(1,293)
Accounts payable and accrued liabilities	276	2,195
Accrued payroll and related expenses	4,138	(2,960)
Income taxes payable	1,495	1,263
Deferred and other long-term liabilities	127	(536)
Net cash provided by operating activities	36,158	26,401

Investing activities:
Purchases of property and equipment	(1,975)	(3,043)
Proceeds from sales of property and equipment	112	1,133
Purchases of short-term investments	(36,424)	(529)
Maturities of short-term investments	1,029	514
Net cash used in investing activities	(37,258)	(1,925)

Financing activities:
Repayments of long-term debt	-	(10,715)
Proceeds from revolving credit facility	18,000	99,550
Repayments of revolving credit facility	-	(54,550)
Dividends paid	(14,263)	(13,625)
Proceeds from issuance of common stock	3,213	3,112
Treasury stock purchases	(22,294)	(30,901)
Excess tax benefits from settlements of stock-based equity awards	666	449
Net cash used in financing activities	(14,678)	(6,680)
Effect of exchange rate changes on cash and cash equivalents	(1,668)	(2,480)
Net (decrease) increase in cash and cash equivalents	(17,446)	15,316
Cash and cash equivalents at beginning of period	69,719	56,393
Cash and cash equivalents at end of period	$52,273	$71,709